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                                                                      Exhibit 99


[LOGO]                                    The Brink's Company
                                          1801 Bayberry Court
                                          P.O. Box 18100
                                          Richmond, VA 23226-8100 USA
                                          Tel. 804.289.9600
PRESS RELEASE                             Fax  804.289.9760

Contact:                                  FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709


                   THE BRINK'S COMPANY RAISES DIVIDEND, SHARE
                          REPURCHASE PROGRAM ENLARGED
          Substantial Dividend Increase Follows Major Share Repurchase
        Board Approves Expansion of Repurchase Authority to $100 Million

RICHMOND, Va., May 5, 2006 -The Brink's Company (NYSE: BCO) today announced that its board of directors approved an increase in the quarterly dividend on its common stock, from 2.5 cents per share to 6.25 cents per share. The dividend is payable on June 1, 2006, to shareholders of record on May 17, 2006. The board also approved an expansion of the common stock repurchase authority to $100 million, an increase of approximately $30 million over the current authorization.
     Michael T. Dan, chairman, president and chief executive officer of The Brink's Company, said: "The dividend increase and additional share repurchase authorization reflect our strong cash flow, our confidence in the company's performance outlook, and our focus on enhancing long-term shareholder value."
     The company said future dividends are dependent on earnings, financial condition, cash flow and business requirements as determined by its board of directors.
     On April 11, the company completed a "Dutch auction" self-tender offer that resulted in the repurchase of 10,355,263 shares of its common stock for approximately $530.2 million or $51.20 per share. Following the April 11 share repurchase, The Brink's Company had approximately 48.4 million shares of common stock outstanding.

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     The company said additional  shares may be purchased in the open market, in privately negotiated transactions, through derivative transactions and through purchases made in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, depending on prevailing market conditions, alternative uses of capital and other factors.


About The Brink's Company
The Brink's Company (NYSE:BCO) is a global leader in security and risk management services and operates two businesses: Brink's, Incorporated and Brink's Home Security. Brink's, Incorporated is the world's premier provider of secure transportation and cash management services. Brink's Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink's Company website at http://www.brinkscompany.com/ or call toll free 877-275-7488.


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